Exhibit 99.1

FOR IMMEDIATE RELEASE July 21, 2011

StanCorp Financial Group, Inc. Reports Second Quarter 2011 Earnings

PORTLAND, Ore. — July 21, 2011 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the second quarter of 2011 of $18.8 million, or $0.42 per diluted share, compared to net income for the second quarter of 2010 of $41.1 million, or $0.87 per diluted share. After-tax net capital losses were $8.5 million for the second quarter of 2011, compared to after-tax net capital losses of $8.1 million for the second quarter of 2010.

Net income excluding after-tax net capital gains and losses was $0.61 per diluted share for the second quarter of 2011, compared to $1.04 per diluted share for the second quarter of 2010 (see discussion of non-GAAP financial measures below). Results for the second quarter of 2011 were driven by less favorable claims experience in the Company’s Insurance Services segment, primarily due to higher claims incidence.

“Second quarter group insurance claims remained elevated and were consistent with our experience in the first quarter,” said Greg Ness, president and chief executive officer. “We are confident in our underwriting methodologies and the pricing actions we have taken to address the higher claims in the current economic environment. We are focused on obtaining and retaining profitable business in order to generate long-term sustainable profitability.”

Year-to-Date

Net income for the first six months of 2011 was $52.5 million, or $1.15 per diluted share, compared to net income of $90.8 million, or $1.91 per diluted share for the first six months of 2010. After-tax net capital losses for the first six months of 2011 were $10.0 million, compared to after-tax net capital losses of $12.5 million for the first six months of 2010.

Net income excluding after-tax net capital gains and losses for the first six months of 2011 was $1.37 per diluted share, compared to $2.17 per diluted share for the first six months of 2010. The decrease was primarily due to less favorable claims experience in the Insurance Services segment, primarily due to higher claims incidence.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $37.7 million for the second quarter of 2011, compared to $68.7 million for the second quarter of 2010. The decrease in income before income taxes was due to less favorable claims experience in its group and individual insurance businesses.

Premiums for the Insurance Services segment increased 2.3% to $535.6 million for the second quarter of 2011, compared to $523.6 million for the second quarter of 2010. Group insurance premiums for the second quarter of 2011 were $492.9 million, a 2.0% increase compared to the second quarter of 2010. The increase was due to strong premium persistency and sales. Premiums for individual disability insurance for the second quarter of 2011 were $42.7 million, compared to $40.4 million for the second quarter of 2010.

Sales for the group insurance businesses, reported as annualized new premiums, were $37.7 million and $42.6 million for the second quarters of 2011 and 2010, respectively.

The benefit ratio for group insurance products, measured as benefits to policyholders and interest credited as a percentage of premiums, was 84.8% for the second quarter of 2011, compared to 79.9% for the second quarter of 2010. The increase was primarily due to higher group insurance claims incidence. Higher claims incidence in group long term disability was not concentrated in any single industry, region or policy year. During the second quarter of 2011, the Company implemented pricing actions for both new and renewal business. The Company expects the benefit ratio to remain elevated for the next few quarters while the economy recovers and the effects of pricing actions take hold. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The discount rate used for the second quarter of 2011 for newly established long term disability claim reserves was 5.25%, compared to 5.00% used for the second quarter of 2010 and 5.50% for the first quarter of 2011. A 25 basis point increase or decrease in the discount rate results in a comparable increase or decrease in quarterly pre-tax income of $1.6 million. The lower discount rate for the second quarter of 2011 was primarily the result of a continued low interest rate environment. The Company’s 12-month average new money investment rate remained favorable due to a combination of continued higher mortgage loan originations and additional opportunities to invest in tax-advantaged investments.

The benefit ratio for individual disability insurance was 74.5% for the second quarter of 2011, compared to 66.1% for the second quarter of 2010. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will generally fluctuate more than the benefit ratio for the group insurance business.

Asset Management

The Asset Management segment reported income before income taxes of $16.6 million for the second quarter of 2011, compared to $13.2 million for the second quarter of 2010. The increase was primarily due to higher spread margin from higher annuity and retirement plan assets under administration, higher net commitment fees from increased commercial mortgage loan originations and lower operating expenses.

Assets under administration for the Asset Management segment, which includes retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, increased 10.2% to $22.04 billion at June 30, 2011, compared to $19.99 billion at June 30, 2010, primarily reflecting higher equity values in retirement plan assets under administration.

StanCorp Mortgage Investors originated $302.7 million and $200.7 million of commercial mortgage loans for the second quarters of 2011 and 2010, respectively. The increase in originations was the result of increased activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses and adjustments made in consolidation. The Other category reported a loss before income taxes of $28.4 million for the second quarter of 2011, compared to a loss before income taxes of $20.8 million for the second quarter of 2010. Net capital losses for the second quarter of 2011 were $13.1 million, compared to net capital losses of $12.9 million for the second quarter of 2010. Net capital losses for the second quarter of 2011 included $10.2 million in real estate impairments, which primarily reflected anticipated sales of properties acquired in lieu of foreclosures. Net capital losses for the second quarter of 2010 were primarily related to the acceptance of deeds in lieu of foreclosure on commercial mortgage loans.

Fixed Maturity Securities and Commercial Mortgage Loans

At June 30, 2011, the Company’s investment portfolio consisted of approximately 56.7% fixed maturity securities, 41.2% commercial mortgage loans, and 2.1% real estate. The overall weighted-average credit rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at June 30, 2011.

At June 30, 2011, commercial mortgage loans in the Company’s investment portfolio totaled $4.76 billion on approximately 5,970 commercial mortgage loans. The estimated average loan-to-value ratio for the overall portfolio was 67%, and the average loan balance retained by the Company in the portfolio was approximately $0.8 million. Mortgage loans more than 60 days delinquent were 0.46% and 0.41% of the portfolio balance at June 30, 2011 and 2010, respectively.

Capital and Book Value

The Company’s available capital decreased $40 million to approximately $155 million at June 30, 2011 compared to March 31, 2011. The capital decrease was primarily driven by share repurchases, partially offset by real estate sales, net of foreclosures. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio (“RBC”) of 300% and cash and capital at the holding company and non-insurance subsidiaries. The Company reported available capital after subtracting an allocation for expected annual interest and dividends.

The Company’s book value per share grew 5.8% from $40.72 at June 30, 2010, to $43.07 at June 30, 2011. The Company’s book value per share excluding accumulated other comprehensive income or loss (“AOCI”) grew 6.1% from $36.66 at June 30, 2010, to $38.89 at June 30, 2011.

Share Repurchases

For the second quarter of 2011, the Company repurchased 0.9 million shares at a total cost of $41.6 million, which resulted in a volume weighted-average price of $43.23 per share. At June 30, 2011, the Company had 3.5 million shares remaining under its repurchase authorizations. Diluted weighted-average shares outstanding for the second quarters of 2011 and 2010 were 45,056,472 and 47,510,976, respectively.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on average equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 7.5 million customers nationwide as of June 30, 2011, with group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on July 22, 2011, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s second quarter results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through September 9, 2011.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering account number 286 and conference identification number 374215. The replay will be available through July 29, 2011.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See StanCorp’s 2010 annual report on Form 10-K and first quarter 2011 report on Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective utilization of capital, including the ability to achieve financing through debt or equity.

•	Changes in the Company’s liquidity needs and the liquidity of assets in its investment portfolio.

•	Integration and performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower type, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowances.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$535.6	$523.6	$1,066.1	$1,030.0
Asset Management	1.4	9.3	4.7	10.4

Total premiums	537.0	532.9	1,070.8	1,040.4

Administrative fees:
Insurance Services	2.9	2.3	5.6	4.3
Asset Management	30.9	30.6	61.5	60.5
Other	(4.3)	(3.6)	(8.2)	(7.2)

Total administrative fees	29.5	29.3	58.9	57.6

Net investment income:
Insurance Services	85.4	83.7	169.8	167.7
Asset Management	64.9	54.0	134.5	115.3
Other	2.3	4.2	5.3	8.8

Total net investment income	152.6	141.9	309.6	291.8

Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(0.5)	(0.1)	(1.4)	(0.1)
All other net capital losses	(12.6)	(12.8)	(14.2)	(19.8)

Total net capital losses	(13.1)	(12.9)	(15.6)	(19.9)

Total revenues	706.0	691.2	1,423.7	1,369.9

Benefits and expenses:
Benefits to policyholders	452.4	424.4	892.5	806.8
Interest credited	40.0	32.9	80.4	72.5
Operating expenses	118.1	111.5	236.4	226.3
Commissions and bonuses	54.2	48.2	113.0	103.1
Premium taxes	8.9	8.6	18.3	17.7
Interest expense	9.8	9.8	19.5	19.5
Net increase in deferred acquisition costs, value of business acquired and other intangible assets	(3.3)	(5.3)	(12.4)	(12.9)

Total benefits and expenses	680.1	630.1	1,347.7	1,233.0

Income (loss) before income taxes:
Insurance Services	37.7	68.7	84.2	147.3
Asset Management	16.6	13.2	35.7	25.4
Other	(28.4)	(20.8)	(43.9)	(35.8)

Total income before income taxes	25.9	61.1	76.0	136.9
Income taxes	7.1	20.0	23.5	46.1

Net income	18.8	41.1	52.5	90.8

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities—available-for-sale:
Net unrealized capital gains on securities—available-for-sale	35.0	86.8	26.0	125.9
Reclassification adjustment for net capital gains included in net income	(1.2)	(3.0)	(4.0)	(5.6)
Employee benefit plans:
Prior service credit (cost) and net losses arising during the period, net	—	—	1.5	(2.5)
Reclassification adjustment for amortization to net periodic pension cost, net	0.8	0.9	1.6	1.8

Total other comprehensive income, net of tax	34.6	84.7	25.1	119.6

Comprehensive income	$53.4	$125.8	$77.6	$210.4

Net income per common share:
Basic	$0.42	$0.87	$1.16	$1.92
Diluted	0.42	0.87	1.15	1.91
Weighted-average common shares outstanding:
Basic	44,868,646	47,235,079	45,398,006	47,318,379
Diluted	45,056,472	47,510,976	45,619,277	47,594,916

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	December 31,	December 31,
	June 30,	December 31,
	2011	2010
	Unaudited
Assets:
Investments:
Fixed maturity securities—available-for-sale	$6,551.2	$6,419.1
Commercial mortgage loans, net	4,761.6	4,513.6
Real estate, net	234.9	210.6
Policy loans	3.1	3.3

Total investments	11,550.8	11,146.6
Cash and cash equivalents	111.1	152.0
Premiums and other receivables	111.7	101.9
Accrued investment income	112.2	110.8
Amounts recoverable from reinsurers	942.3	938.3
Deferred acquisition costs, value of business acquired and other intangible assets, net	370.8	357.1
Goodwill	36.0	36.0
Property and equipment, net	102.8	111.5
Other assets	101.8	101.7
Separate account assets	5,014.9	4,787.4

Total assets	$18,454.4	$17,843.3

Liabilities and shareholders’ equity:
Liabilities:
Future policy benefits and claims	$5,580.2	$5,502.3
Other policyholder funds	4,898.7	4,627.8
Deferred tax liabilities, net	64.9	58.3
Short-term debt	1.4	2.2
Long-term debt	551.4	551.9
Other liabilities	424.6	401.3
Separate account liabilities	5,014.9	4,787.4

Total liabilities	16,536.1	15,931.2

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 44,540,232 and 46,159,387 shares issued at June 30, 2011 and December 31, 2010, respectively	86.8	158.2
Accumulated other comprehensive income	186.0	160.9
Retained earnings	1,645.5	1,593.0

Total shareholders’ equity	1,918.3	1,912.1

Total liabilities and shareholders’ equity	$18,454.4	$17,843.3

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	December 31,	December 31,	December 31,	December 31,
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	73.6%	69.5%	73.4%	67.7%
Individual Disability Insurance	56.7	49.8	50.2	48.1
Insurance Services segment (including interest credited)	72.1	67.7	71.3	65.9
% of total premiums:
Group Insurance (including interest credited)	84.8%	79.9%	84.5%	78.0%
Individual Disability Insurance	74.5	66.1	65.9	63.7
Insurance Services segment (including interest credited)	84.0	78.9	83.0	76.9

Reconciliation of non-GAAP financial measures:
Net income	$18.8	$41.1	$52.5	$90.8
After-tax net capital losses	(8.5)	(8.1)	(10.0)	(12.5)

Net income excluding after-tax net capital losses	$27.3	$49.2	$62.5	$103.3

Net capital losses	$(13.1)	$(12.9)	$(15.6)	$(19.9)
Tax benefit on net capital losses	(4.6)	(4.8)	(5.6)	(7.4)

After-tax net capital losses	$(8.5)	$(8.1)	$(10.0)	$(12.5)

Diluted earnings per common share:
Net income	$0.42	$0.87	$1.15	$1.91
After-tax net capital losses	(0.19)	(0.17)	(0.22)	(0.26)

Net income excluding after-tax net capital losses	$0.61	$1.04	$1.37	$2.17

Shareholders’ equity			$1,918.3	$1,912.3
Accumulated other comprehensive income			186.0	191.0

Shareholders’ equity excluding accumulated other comprehensive income			$1,732.3	$1,721.3

Net income return on average equity			5.5%	10.0%
Net income return on average equity (excluding accumulated other comprehensive income)			6.0	10.7
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)			7.2	12.2

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$32.6	$70.2	$76.3	$151.4
Net gain from operations after federal income taxes and before realized capital gains (losses)	17.2	54.3	43.8	105.7

			June 30, 2011	December 31, 2010
			Unaudited
Capital and surplus			$1,213.0	$1,226.8
Asset valuation reserve			98.3	95.6